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                                                                      EXHIBIT 12

                   DOMINION RESOURCES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of Dollars)

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                                                              12 months                      Years ended December 31,
                                                            --------------     -----------------------------------------------------
                                                            03/31/2002 (a)     2001 (b)   2000 (c)      1999       1998     1997 (d)
                                                            --------------     --------   --------      ----       ----     --------
Earnings, as defined:
     Earnings before income taxes and
     minority interests in consolidated subsidiaries          1,147.0            914.0      600.0      829.0      887.0      679.0

     Distributed income from unconsolidated investees,
     less equity in earnings                                     54.3             33.0        6.3

     Fixed charges included in the determination
     of net income                                            1,012.8          1,025.8    1,041.7      583.0      656.1      684.1
                                                              -------          -------    -------    -------    -------    -------
          Total earnings, as defined                          2,214.1          1,972.8    1,648.0    1,412.0    1,543.1    1,363.1
                                                              -------          -------    -------    -------    -------    -------

     Fixed charges, as defined:


          Interest charges                                    1,054.7          1,063.6    1,039.3      591.8      669.5      707.7
          Rental interest factor                                 27.8             18.8       18.2        8.0        6.0        7.8
                                                              -------          -------    -------    -------    -------    -------
          Total fixed charges, as defined                     1,082.5          1,082.4    1,057.5      599.8      675.5      715.5
                                                              -------          -------    -------    -------    -------    -------
Ratio of Earnings to Fixed Charges                               2.05             1.82      1.56        2.35       2.28       1.91
                                                              =======          =======    =======    =======    =======    =======
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(a) Earnings for the twelve months ended March 31, 2002 include a one-time
$40 million charge associated with the divesture of Saxon Capital, Inc., a $281 million charge from a write-down of Dominion Capital, Inc. assets, a $151 million charge asociated with Dominion's estimated Enron exposure, and $105 million in restructuring charges associated with a senior management restructuring initiative and other restructuring costs. Excluding these items from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended March 31, 2002 of 2.58x.

(b) Earnings for the twelve months ended December 31, 2001 includes a one-time $220 million charge related to the buyout of power purchase contracts and non-utility generating plants previously serving the company under long-term contracts, a one-time $40 million charge associated with the divestiture of Saxon Capital, Inc., a $281 million charge from a write-down of Dominion Capital assets, a $151 million charge associated with Dominion's estimated Enron exposure, and $105 million in restructuring charges associated with a senior management restructuring initiative announced in November and other restructuring costs. Excluding these items from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 2001 of 2.56x.

(c) Earnings for the twelve months ended December 31, 2000 include $579 million in restructuring and other acquisition-related costs resulting from the CNG acquisition and a write-down at Dominion Capital, Inc. Excluding these items from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 2000 of 2.10x.

(d) Earnings for the twelve months ended December 31, 1997 include the one-time charge of $157 million for the windfall profits tax levied by the United Kingdom government. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 1997 of 2.12x.